Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

1385 West 8th Avenue, Suite 540

Vancouver, BC, Canada

V6H 3V9

Item 2:	Date of Material Change

November 22, 2019

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on November 22, 2019 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On November 22, 2019, Zymeworks announced updated Phase 1 data for single agent ZW25 in heavily pretreated patients with HER2-expressing solid tumors in a mini oral presentation by Dr. Do-Youn Oh, study investigator and Professor at Seoul National University, at the ESMO Asia 2019 Congress, taking place November 22—24 in Singapore. Zymeworks and its collaborator BeiGene, Ltd. plan to advance ZW25 into potentially registration-enabling global studies in HER2-expressing biliary tract cancer (BTC) and gastroesophageal adenocarcinoma (GEA), based on these durable and consistent clinical data.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On November 22, 2019, Zymeworks announced updated Phase 1 data for single agent ZW25 in heavily pretreated patients with HER2-expressing solid tumors in a mini oral presentation by Dr. Do-Youn Oh, study investigator and Professor at Seoul National University, at the ESMO Asia 2019 Congress, taking place November 22—24 in Singapore. Zymeworks and its collaborator BeiGene, Ltd. plan to advance ZW25 into potentially registration-enabling global studies in HER2-expressing BTC and GEA, based on these durable and consistent clinical data.

The updated single agent results of the ongoing Phase 1 trial of ZW25 in patients with HER2-expressing solid tumors include additional safety and anti-tumor activity data from those presented at the ESMO 2019 Congress.

ZW25 Clinical Results Presented on November 22, 2019

Data were reported from 69 patients diagnosed with HER2-expressing solid tumors other than breast cancer who received ZW25 at the recommended dose of either 10 mg/kg weekly or 20 mg/kg every other week. Overall, patients received a median of three prior systemic therapies. Those with BTC, GEA, and colorectal cancer (CRC) received a median of 4.5, 3, and 5.5 prior systemic therapies, respectively. Forty-one (59%) patients received prior HER2 targeted therapies, including 93% of GEA patients. Eleven patients were diagnosed with BTC, 28 with GEA, 14 with CRC, and 16 with other HER2 expressing cancers, including endometrial, ovarian, pancreatic, and salivary gland.

Fifty-seven of 69 patients were response evaluable at the time of data cut-off. Overall, the disease control rate (DCR) was 70%, comprising 25 (44%) partial responses and 15 (26%) with stable disease, and 18 (32%) patients experienced disease control for greater than six months. In the nine evaluable biliary tract cancer patients, the DCR was 78%, and the objective response rate (ORR) was 67%. In the 13 CRC and 23 GEA patients, ORRs were 46% and 39%, respectively. Notably, confirmed responses were seen across additional tumor types, including a 100% decrease in target lesions in a patient with pancreatic cancer. The overall median progression-free survival was 5.5 months and is still evolving.

Among all patients, ZW25 was well tolerated as an outpatient therapy. The most common treatment-related adverse events (TRAE) were diarrhea (43%), infusion-related reaction (26%), and nausea (13%). All TRAEs were Grade 1 or 2.

About the Phase 1 Clinical Trial

Zymeworks’ Phase 1 study has three parts. From part one of the study (the dose-escalation phase), the recommended single-agent dose was determined to be 20 mg/kg once every two weeks or 10 mg/kg weekly. In the second part of the study (the cohort expansion phase), additional patients are being enrolled to further assess ZW25’s single-agent tolerability and anti-tumor activity against a variety of cancer types in different settings. The third part of the study (the combination phase) is underway and evaluating ZW25 in combination with selected chemotherapy agents in gastroesophageal and breast cancer patients with HER2 high or lower HER2 expression levels. More information about ZW25 clinical trials can be found at clinicaltrials.gov.

About ZW25

ZW25 is being evaluated in Phase 1 and Phase 2 clinical trials across North America and South Korea. It is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function leading to encouraging anti-tumor activity in patients. Zymeworks is developing ZW25 as a HER2-targeted treatment option for patients with any solid tumor that expresses HER2. The FDA has granted Fast Track designation to ZW25 for first-line gastroesophageal adenocarcinoma in combination with standard of care chemotherapy and Orphan Drug designation to ZW25 for the treatment of both gastric and ovarian cancers.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Executive Vice President, Business Operations and Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

November 22, 2019

Cautionary Note Regarding Forward-Looking Statements

This material change report includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this material change report include statements that relate to ZW25 and its potential as an anti-cancer treatment, Zymeworks’ clinical plans and future results, Zymeworks’ technology platform, and other information that is not historical information. When used herein, words such as “believe”, “may”, “plan”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for the three month period ended September 30, 2019 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events, except as may be required by law.